Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JULY 31, 2010

– Second quarter improved operating performance driven by 4.6% comparable store sales increase and 700 basis points of gross margin expansion –

– Company updates outlook for balance of 2010 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (August 17, 2010)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended July 31, 2010.

Overview of Results for the Second Quarter and Six Months Ended July 31, 2010

For the second quarter ended July 31, 2010, the Company recorded a net loss of $32.2 million, or $.21 per diluted share. Those results included after-tax charges totaling $11.7 million, or $.08 per share, comprised of:

•	net lease termination costs of $10.6 million, primarily related to the planned closings of the Saks Fifth Avenue stores in Plano, Texas and Mission Viejo, California (announced today) and

•

$1.1 million of severance and other store closing costs primarily related to the Plano and Mission Viejo store closings as well as the Portland, Oregon; San Diego, California; and Charleston, South Carolina store closures in July 2010.

Excluding these after-tax charges, the Company would have recorded a net loss of $20.5 million, or $.13 per share, for the second quarter ended July 31, 2010.

For last year’s second quarter ended August 1, 2009, the Company posted a net loss of $54.5 million, or $.39 per share.

For the six months ended July 31, 2010, the Company recorded a net loss of $13.4 million, or $.09 per diluted share. Those results included after-tax charges totaling $12.8 million, or $.09 per share, comprised of:

•	the aforementioned net lease termination costs of $10.6 million and

•	$2.2 million of severance and other store closing costs related to the planned Plano and Mission Viejo closings as well as the Portland, San Diego, and Charleston store closures.

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Excluding these after-tax charges, the Company would have recorded a net loss of $0.6 million, or $.00 per share, for the six months ended July 31, 2010.

For the prior year six months ended August 1, 2009, the Company posted a net loss of $59.6 million, or $.43 per share. Excluding the after-tax loss from discontinued operations of $0.2 million, the Company recorded a loss from continuing operations of $59.4 million, or $.43 per share.

Comments on the Second Quarter and Six Months

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am pleased with the meaningful improvement in our operating performance for the second quarter and six months ended July 31, 2010 (excluding the previously mentioned store closing costs). These results exceeded our expectations and primarily were driven by comparable store sales growth and significant gross margin expansion.

“Our 4.6% second quarter comparable store sales increase was consistent with our expectations, even as we strategically reduced our promotional activity. Comparable store sales grew 5.4% for the six months.”

In the Saks Fifth Avenue stores, several merchandise categories showed strength during the quarter, including shoes, handbags, women’s designer and WEAR apparel, men’s tailored clothing and accessories, and fashion jewelry. The New York City flagship store sales performance continued to exceed the Company’s aggregate comparable store sales performance during the quarter.

Saks Direct posted approximate 21% and 27% comparable store sales increases for the second quarter and six months, respectively. OFF 5TH’s comparable store sales performance was below the Company’s aggregate comparable store sales performance for both the quarter and six months.

The Company generated substantial year-over-year gross margin rate improvement in the second quarter, up 700 basis points to 37.3% this year from 30.3% in last year’s second quarter. The improvement resulted from carefully managed inventory levels, increased full-price selling, and a reduced level of promotional activity. For the six month period, the gross margin rate was 40.4% in the current year versus 34.7% in the prior year, a 570 basis point improvement.

Managing Selling, General, and Administrative expenses (“SG&A”) continues to be a key focus for the Company, although, as expected, the Company experienced deleverage for the quarter. As previously disclosed, the Company realized a reduction in proprietary credit card income primarily related to previously announced term changes with HSBC (equating to approximately $1.3 million and $3.2 million in the second quarter and six months, respectively), and the Company is making targeted investment spending to support Saks Direct growth and incurring a modest increase in expenses related to its selling and local marketing/business plan initiatives. For the second quarter, as a percent of sales, SG&A expenses were 28.8% this year compared to 27.9% in the prior year, equating to 90 basis points of deleverage. The Company achieved modest year-over-year leverage for the six months. As a percent of sales, SG&A expenses were 26.5% for the current year six months compared to 26.6% in the prior year first half, equating to 10 basis points of leverage.

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Excluding the aforementioned lease termination and store closing costs, the Company’s operating loss improved to 3.8% of sales in the second quarter from 12.0% in the prior year second quarter. Excluding the aforementioned lease termination and store closing costs, the Company’s operating margin was 1.9% for the current year six months, an improvement over an operating loss of 5.5% of sales in the prior year six month period.

Balance Sheet Highlights

Consolidated inventories at July 31, 2010 totaled $670.9 million, essentially flat with the prior year. Inventories increased 1.7% on a comparable stores basis.

At quarter end, the Company had approximately $161.4 million of cash on hand and no direct outstanding borrowings on its $500 million revolving credit agreement.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at July 31, 2010, $31.3 million of the $230 million 2.0% convertible notes balance and $17.4 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at July 31, 2010 totaled approximately $575.0 million, and debt-to-capitalization was 36.2% (without giving effect to cash on hand).

Net capital spending for the second quarter and six months ended July 31, 2010 totaled approximately $12.7 million and $20.0 million, respectively.

Outlook for the Second Half of 2010

Sadove noted, “During the first half of this year we began to experience a more stable operating environment due in part to the improved financial markets; however, the macroeconomic outlook remains uncertain, and accordingly, we will continue to approach the future cautiously. We have taken a number of actions over the past two years to navigate the challenging business climate, and while we will continue to maintain a conservative bias, we have made and will continue to make some targeted investments to support continued sales growth.”

The Company’s assumptions for the balance of 2010 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the mid-single digit range for the second half and the full fiscal year.

•	Comparable store inventory levels are expected to be up in the low-to-mid single digit range throughout the second half of 2010.

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Based upon current inventory levels and the Company’s promotional calendar and permanent markdown cadence, the Company expects the gross margin rate to approximate 39.0% for the second half of 2010 and 39.5% for the full fiscal year.

•

Excluding certain items, the Company continues to expect SG&A deleverage for the second half of the year. As a percent of sales, year-over-year net SG&A expense (excluding certain items) is expected to increase approximately 50 to 70 basis points for the second half of 2010 and approximately 30 to 40 basis points for the full fiscal year. SG&A dollar increases are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), expenses related to new OFF 5TH stores, the previously mentioned reduction in proprietary credit card income primarily related to term changes with HSBC (estimated at approximately $7 million to $9 million for the full year), and the previously mentioned targeted investment spending in Saks Direct and selling and local marketing/business plan initiatives.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $155 million to $157 million for the second half of 2010, bringing the full fiscal year to approximately $306 million to $308 million. Depreciation and amortization, which is included in the above amounts, should total approximately $122 million for the full fiscal year.

•

Based on existing debt arrangements and interest rates, interest expense should total approximately $29 million to $30 million for the second half of 2010, bringing the full year interest expense to approximately $57.5 million to $58.5 million.

•	An effective tax rate of approximately 45.0% for the second half of the fiscal year, bringing the effective tax rate for the full fiscal year to approximately 40.0%.

•	A diluted common share count of approximately 158 million to 160 million for the full fiscal year.

•	Net capital expenditures of approximately $35 million for the second half of the year, bringing the full fiscal year total to approximately $55 million.

Sadove concluded, “As we look to the fall season and beyond, we remain cautious but are keenly focused on driving additional revenue growth, further gross margin expansion, and a return to profitability. I believe we have the right team and strategies in place to enhance shareholder value and achieve our long-term financial and operating potential.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for Saks Fifth Avenue stores, OFF 5TH stores, and Saks Direct. Total sales (in millions) for the second quarter and six months ended July 31, 2010 compared to last year’s second quarter and six months ended August 1, 2009 were:

	This Year	Last Year	Total Increase	Comparable Increase
Second Quarter	$593.1	$564.5	5.1%	4.6%
Six months	$1,260.6	$1,188.8	6.0%	5.4%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Second Quarter	$6.8	$5.3
Six months	$14.2	$11.4

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Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, August 17, 2010 to discuss results for the second quarter and six months ended July 31, 2010. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 48527564).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 50 Saks Fifth Avenue stores, 55 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2010, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	July 31, 2010		August 1, 2009
Net sales	$593,145	100.0%	$564,519	100.0%
Cost of sales	371,874	62.7%	393,520	69.7%

Gross margin	221,271	37.3%	170,999	30.3%

Selling, general and administrative expenses	170,575	28.8%	157,764	27.9%
Other operating expenses:
Property and equipment rentals	24,837	4.2%	26,493	4.7%
Depreciation & other amortization	29,682	5.0%	35,914	6.4%
Taxes other than income taxes	18,700	3.2%	17,694	3.1%
Store pre-opening costs	298	0.1%	739	0.1%
Impairments and dispositions	21,560	3.6%	83	0.0%

Operating Loss	(44,381)	-7.5%	(67,688)	-12.0%

Other income (expense):
Interest expense	(14,291)	-2.4%	(12,345)	-2.2%
Gain (loss) on extinguishment of debt	(4)	0.0%	783	0.1%
Other income (loss)	(720)	-0.1%	853	0.2%

Loss before income taxes	(59,396)	-10.0%	(78,397)	-13.9%

Benefit for income taxes	(27,162)	-4.6%	(23,908)	-4.2%

Loss from continuing operations	(32,234)	-5.4%	(54,489)	-9.7%

Discontinued Operations:
Loss from discontinued operations	—	0.0%	(35)	0.0%
Benefit for income taxes	—	0.0%	(12)	0.0%

Loss from discontinued operations	—	0.0%	(23)	0.0%

Net Loss	$(32,234)	-5.4%	$(54,512)	-9.7%

Per-share amounts - Basic
Loss from continuing operations	$(0.21)		$(0.39)
Loss from discontinued operations	$—		$—
Net Loss	$(0.21)		$(0.39)

Per-share amounts - Diluted
Loss from continuing operations	$(0.21)		$(0.39)
Loss from discontinued operations	$—		$—
Net Loss	$(0.21)		$(0.39)

Weighted average common shares:
Basic	153,956		138,325
Diluted	153,956		138,325

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	July 31, 2010		August 1, 2009
Net sales	$1,260,583	100.0%	$1,188,784	100.0%
Cost of sales	751,581	59.6%	776,378	65.3%

Gross margin	509,002	40.4%	412,406	34.7%

Selling, general and administrative expenses	334,070	26.5%	316,197	26.6%
Other operating expenses:
Property and equipment rentals	50,506	4.0%	52,964	4.5%
Depreciation & other amortization	58,542	4.6%	69,254	5.8%
Taxes other than income taxes	41,136	3.3%	37,853	3.2%
Store pre-opening costs	300	0.0%	1,366	0.1%
Impairments and dispositions	23,375	1.9%	269	0.0%

Operating Income (loss)	1,073	0.1%	(65,497)	-5.5%

Other income (expense):
Interest expense	(28,430)	-2.3%	(22,780)	-1.9%
Gain (loss) on extinguishment of debt	(4)	0.0%	783	0.1%
Other income (loss)	(530)	0.0%	950	0.1%

Loss before income taxes	(27,891)	-2.2%	(86,544)	-7.3%

Benefit for income taxes	(14,442)	-1.1%	(27,174)	-2.3%

Loss from continuing operations	(13,449)	-1.1%	(59,370)	-5.0%

Discontinued Operations:
Loss from discontinued operations	—	0.0%	(398)	0.0%
Benefit for income taxes	—	0.0%	(139)	0.0%

Loss from discontinued operations	—	0.0%	(259)	0.0%

Net Loss	$(13,449)	-1.1%	$(59,629)	-5.0%

Per-share amounts - Basic
Loss from continuing operations	$(0.09)		$(0.43)
Loss from discontinued operations	$—		$—
Net Loss	$(0.09)		$(0.43)

Per-share amounts - Diluted
Loss from continuing operations	$(0.09)		$(0.43)
Loss from discontinued operations	$—		$—
Net Loss	$(0.09)		$(0.43)

Weighted average common shares:
Basic	153,847		138,315
Diluted	153,847		138,315

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	July 31, 2010	August 1, 2009
ASSETS
Current assets
Cash and cash equivalents	$161,442	$12,466
Merchandise inventories	670,933	670,263
Other current assets	96,747	96,235
Deferred income taxes, net	44,215	25,968

Total current assets	973,337	804,932

Property and equipment, net	920,490	1,027,932
Deferred income taxes, net	223,786	225,078
Other assets	28,982	24,109

TOTAL ASSETS	$2,146,595	$2,082,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$116,924	$99,530
Accrued expenses and other current liabilities	217,508	192,610
Accrued compensation and related items	35,150	25,021
Current portion of long-term debt	28,738	4,729

Total current liabilities	398,320	321,890

Long-term debt	497,616	598,079
Other long-term liabilities	188,744	203,204

Total liabilities	1,084,680	1,123,173
Commitments and Contingencies
Shareholders’ Equity	1,061,915	958,878

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,146,595	$2,082,051